Exhibit 99.1

Press Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Tatiana Stead
703.720.2455	703.720.2455	703.720.2352

FOR IMMEDIATE RELEASE: DECEMBER 4, 2008 Investor Slides are available at www.capitalone.com

Capital One to Acquire Chevy Chase Bank

The addition of Chevy Chase enhances Capital One’s local banking business, including an expanded branch presence in the Mid-Atlantic and increased retail deposit base

McLean, Va. (DECEMBER 4, 2008) — Capital One Financial Corporation (NYSE: COF) and Chevy Chase Bank today announced a definitive agreement under which Capital One will acquire Chevy Chase in a cash and stock transaction valued at approximately $520 million. With the addition of Chevy Chase’s $11 billion in deposits, Capital One – the largest retail depository institution headquartered in the Washington, D.C. region – will also have the largest branch and ATM network in the area.

Under the agreement, Capital One will purchase Chevy Chase for $445 million in cash and 2.56 million Capital One shares, valued at $75 million, based on the closing price of Capital One stock as of December 2, 2008. Capital One expects this transaction will be accretive to operating EPS in 2009 and accretive to GAAP EPS in 2010. Capital One will take a net credit mark of $1.75 billion for potential losses in Chevy Chase’s loan portfolio.

“Chevy Chase is a great strategic fit for Capital One and the combination of our two banks is economically compelling. Chevy Chase provides an opportunity to acquire a well-run retail bank with local scale in one of the best local banking markets in the U.S. This transaction will enhance our strong deposit base, providing us with greater scope and scale in key Mid-Atlantic banking markets,” said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. “At a time when core funding is key, we see our deposit strength as an important element of our continued success. The integration of Chevy Chase and the continued growth of our banking businesses is our highest priority. I am personally very pleased that we will be bringing onboard a bank of this caliber in our own backyard.”

Capital One Financial Corporation is a financial holding company whose subsidiaries collectively had $98.9 billion in deposits and $147.3 billion in managed loans outstanding as of September 30, 2008. Capital One is a diversified bank with 739 locations primarily in New York, New Jersey, Louisiana, and Texas offering a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Chevy Chase is the largest locally-based banking company in the Washington metropolitan area. A federally chartered savings bank, Chevy Chase was founded in 1969 by B. Francis Saul II and has deep connections with the Washington, D.C. community.

“This combination will help make a great local bank even better,” said Saul. “We have always taken great pride in championing what’s really important in a bank - personal service, convenience, a commitment to our employees, and a commitment to the communities we serve. I am confident that in joining forces with Capital One we will maintain and build upon that core philosophy. Together we’ll have more to offer customers, employees, and communities across the Washington, D.C. metropolitan area.”

“We are combining two very customer-centric banks,” said Lynn Pike, President of Capital One Bank. “We believe this is a great fit, culturally and geographically and we look forward to enhancing services to our customers and providing great opportunities for our employees. Chevy Chase shares our commitment to the development of the communities where we live and work and we will continue their tradition of strong community engagement as a combined company. Additionally, we have been incredibly impressed with Chevy Chase’s management and operations, including their robust technology platform.”

The combined company will have deposits of more than $110 billion, a managed loan portfolio of more than $159 billion, and 983 branches. The $110 billion combined deposit portfolio is the 8th largest in the U.S. As part of this transaction, the selling shareholders of Chevy Chase will retain certain assets currently owned by the bank, including ASB Capital Management, Chevy Chase Trust, and Chevy Chase’s headquarters building in Bethesda, MD.

Headquartered in Maryland with more than $11 billion in deposits, Chevy Chase is a leading lender in the Washington, D.C. and Baltimore areas with a focus on consumer and business banking.

Like most banks with mortgage loan portfolios, Chevy Chase has in place a sensitive and well-developed loan modification program designed to achieve affordable and sustainable mortgage payments for borrowers in need. Chevy Chase and Capital One share the goal of keeping distressed mortgage borrowers in their homes. Capital One is committed to finding affordable solutions for customers who are having difficulties meeting their mortgage obligations and will continue to provide assistance to those facing challenges.

The transaction is subject to customary regulatory approval and is expected to close in the first quarter of 2009. Capital One expects the transaction to produce an internal rate of return in excess of 13 percent and be accretive to operating EPS in 2009 and accretive to GAAP EPS in 2010. The company expects to achieve a reduction of $125 million in non-interest expenses as a result of this transaction and to incur $225 million of merger and integration costs.

Capital One’s strong capital, diversified funding, and ample liquidity make the balance sheet a continuing source of strength. As of the end of the third quarter, the company maintained readily available and committed liquidity of $32 billion. After the impact of this transaction, Capital One will continue to maintain strong capital levels, with a pro forma tangible common equity to tangible managed assets (TCE) ratio of 5.4 percent and a pro forma Tier 1 ratio of 12.9 percent as of September 30, 2008. On a pro forma basis, the balance sheet will remain a source of strength for the combined company. The company expects the transaction to enhance deposit funding and increase readily available and committed liquidity.

Credit Suisse Securities (USA) LLC and Centerview Partners LLC acted as financial advisers to Capital One, and Wachtell, Lipton, Rosen & Katz, and K&L Gates LLP acted as legal advisers. Citigroup Global Markets Inc. acted as financial adviser to Chevy Chase and Mayer Brown LLP acted as legal adviser.

Forward-Looking Statements

The company cautions that its current expectations in this release regarding the impact of the acquisition on the company’s EPS in 2009 and 2010, the credit marks for potential loan losses, the internal rate of return that the transaction will produce, the reduction in non-interest expenses, the merger and integration costs, and the general benefits of the merger are forward-looking statements and actual results could differ materially from current expectations due to a number of factors, including: general economic conditions in the U.S., the UK, or the company’s local markets, including conditions affecting interest rates and consumer income and confidence, spending, and savings which may affect consumer bankruptcies, defaults, charge-offs and deposit activity; changes in the labor and employment market; regulatory or legislative changes or actions; changes in the credit environment; the company’s ability to execute on its strategic and operational plans; competition from providers of products and services that compete with the company’s businesses; increases or decreases in the company’s aggregate accounts and balances, or the growth rate and/or composition thereof; the risk that the benefits of the company’s cost savings initiative may not be fully realized; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; financial, legal, tax or accounting changes or actions, including with respect to any litigation matter involving the company; and the success of the company’s marketing efforts in attracting or retaining customers. A discussion of these and other factors can be found in the company’s annual report and other reports filed with the Securities and Exchange Commission, including, but not limited to, the company’s report on Form 10-K for the fiscal year ended December 31, 2007, and reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

Investor Slides are available at www.capitalone.com

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $98.9 billion in deposits and $147.3 billion in managed loans outstanding as of September 30, 2008. Headquartered in McLean, VA, Capital One has 739 locations primarily in New York, New Jersey, Texas, and Louisiana. It is a diversified bank whose principal subsidiaries, Capital One, N.A. and Capital One Bank (USA), N. A., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients.

About Chevy Chase Bank

Chevy Chase Bank is the greater Washington region’s largest locally-owned banking institution providing a complete array of financial products and services to consumers and businesses in Maryland, Virginia, and the District of Columbia. The Bank, which is headquartered in Bethesda, Maryland, operates more than 250 branches and over 1,000 ATMs, more than anyone else in the greater Washington market. Chevy Chase Bank currently has over $14 billion in assets and services over 1 million customers. For more information about Chevy Chase Bank, please visit chevychasebank.com.

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